UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007

VICTORY RENEWABLE FUELS, LLC
 (Exact name of registrant as specified in its charter)

Iowa	333-134257	20-2697625
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Hoogie Street Lester, Iowa	51242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 200-0340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Memorandum of Understanding

On May 21, 2007 Victory Renewable Fuels, LLC (the “Company”) and Clean Energy Investment I and Clean & Green Energy Investment (collectively “Clean Energy”) of Madrid, Spain entered into a Memorandum of Understanding. Pursuant to the terms of the Agreement, Clean Energy has 60 calendar days to complete due diligence of the Company’s project. During the 60 day period, the Company is required to reserve at least 60% equity in its biodiesel production facility for the possible investment of Clean Energy in the Company. Within 30 days of execution of the Memorandum of Understanding, Clean Energy is required to notify the Company in writing of the current results of Clean Energy’s due diligence and Clean Energy must state whether or not it will continue with the due diligence process. In the event Clean Energy’s findings during the due diligence process are favorable, Clean Energy will purchase at least 60% of the equity in the Company’s biodiesel production facility for the purchase price of approximately $20,000,000 at a price of $1,000 per unit.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibit No.	Description

99.1	Memorandum of Understanding (MOU) with Clean Energy Investment I and Clean & Green Energy Investment of Madrid, Spain dated May 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY RENEWABLE FUELS, LLC

Date: May 24, 2007	/s/ Allen L. Blauwet Allen L. Blauwet, Chairman, President, Director